ENERGY XXI GULF COAST, INC.

CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2009

ENERGY XXI GULF COAST, INC.
CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009

C O N T E N T S

ENERGY XXI GULF COAST, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, except share information)

	September 30,	June 30,
	2009	2009
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$97,865	$79,620
Restricted cash	526	-
Accounts receivable
Oil and natural gas sales	29,964	40,087
Joint interest billings	16,642	17,624
Insurance and other	45,809	1,350
Prepaid expenses and other current assets	34,635	13,623
Royalty deposits	1,746	1,746
Derivative financial instruments	20,629	31,404
Total Current Assets	247,816	185,454

Property and Equipment
Oil and gas properties – full cost method of accounting, net of accumulated depreciation, depletion, amortization and impairment	1,040,188	1,102,596

Other Assets
Derivative financial instruments	1,529	3,838
Debt issuance costs, net of accumulated amortization	13,427	14,413

Total Assets	$1,302,960	$1,306,301

Liabilities
Current Liabilities
Accounts payable	$91,241	$80,494
Note payable	13,045	-
Accrued liabilities	47,366	26,102
Asset retirement obligations	66,700	66,244
Derivative financial instruments	13,917	15,732
Current maturities of long-term debt	1,940	3,851
Total Current Liabilities	234,209	192,423

Long-term Debt, less Current Maturities	981,780	984,531
Asset Retirement Obligations	66,803	77,955
Derivative Financial Instruments	1,788	4,818
Total Liabilities	1,284,580	1,259,727

Commitments and Contingencies (Note 10)

Stockholder’s Equity
Common stock, $0.01 par value, 1,000,000 shares
authorized and 100,000 issued and outstanding
at September 30, 2009 and June 30, 2009	1	1
Additional paid-in capital	499,107	501,935
Accumulated deficit	(507,049)	(493,859)
Accumulated other comprehensive income, net of tax benefit	26,321	38,497
Total Stockholder’s Equity	18,380	46,574

Total Liabilities and Stockholder’s Equity	$1,302,960	$1,306,301

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands)
(Unaudited)

	Three Months Ended
	September 30,
	2009	2008

Revenues
Oil sales	$66,293	$82,062
Natural gas sales	18,614	37,682
Total Revenues	84,907	119,744

Costs and Expenses
Lease operating expense	25,425	34,998
Production taxes	1,275	2,036
Depreciation, depletion and amortization	34,698	61,712
Accretion of asset retirement obligation	5,146	2,461
General and administrative expense	7,313	5,310
Gain on derivative financial instruments	(6,279)	(1,864)
Total Costs and Expenses	67,578	104,653

Operating Income	17,329	15,091

Other Income (Expense)
Interest income	138	231
Interest expense	(24,101)	(23,265)
Total Other Income (Expense)	(23,963)	(23,034)

Loss Before Income Taxes	(6,634)	(7,943)

Income Tax Expense (Benefit)	6,556	(3,042)

Net Loss	$(13,190)	$(4,901)

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(In Thousands)
(Unaudited)

	Three Months Ended
	September 30,
	2009	2008

Cash Flows from Operating Activities
Net loss	$(13,190)	$(4,901)
Adjustments to reconcile net loss to net cash provided by (used in)
operating activities:
Deferred income tax expense (benefit)	6,556	(3,042)
Change in derivative financial instruments	(12,356)	(1,342)
Accretion of asset retirement obligations	5,146	2,461
Depreciation, depletion and amortization	34,698	61,712
Write-off and amortization of debt issuance costs	1,118	1,012
Changes in operating assets and liabilities:
Accounts receivables	15,259	54,077
Prepaid expenses and other current assets	(7,967)	(26,321)
Asset retirement obligations	(9,834)	(6,480)
Accounts payable and other liabilities	8,926	6,176
Net Cash Provided by Operating Activities	28,356	83,352

Cash Flows from Investing Activities
Capital expenditures	(9,895)	(85,648)
Insurance payments received	7,979	-
Transfer to restricted cash	(526)	-
Other-net	(48)	(84)
Net Cash Used in Investing Activities	(2,490)	(85,732)

Cash Flows from Financing Activities
Proceeds from long-term debt	-	142,185
Payments on long-term debt	(4,661)	(148,000)
Contributions from (return to) parent	(2,828)	13,915
Other	(132)	(2,037)
Net Cash Provided by (Used in) Financing Activities	(7,621)	6,063

Net Increase in Cash and Cash Equivalents	18,245	3,683

Cash and Cash Equivalents, beginning of period	79,620	2,664

Cash and Cash Equivalents, end of period	$97,865	$6,347

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2009
(UNAUDITED)

Note 1 – Basis of Presentation

Nature of Operations. Energy XXI Gulf Coast, Inc. (“Energy XXI”), a Delaware corporation, was incorporated on February 7, 2006 and is a wholly-owned subsidiary of Energy XXI USA, Inc. (its “Parent”).  Energy XXI (together, with its wholly owned subsidiaries, the “Company”), is an independent oil and natural gas company, headquartered in Houston, Texas.  We are engaged in the acquisition, exploration, development and operation of oil and natural gas properties onshore in Louisiana and Texas and offshore in the Gulf of Mexico.

On December 5, 2008, we formed a new company, Energy XXI, Inc. which is now the parent company of our U.S. operations.  The company was capitalized by Energy XXI (US Holdings) Limited’s contribution of all of the capital stock of Energy XXI USA, Inc. and certain Energy XXI Gulf Coast, Inc.’s bonds.

Principles of Consolidation and Reporting. Our consolidated financial statements include the accounts of Energy XXI and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation. The consolidated financial statements for the previous period include certain reclassifications that were made to conform to current presentation. Such reclassifications have no impact on previously reported net income, stockholder’s equity or cash flows.

Interim Financial Statements. The consolidated financial statements for the periods presented herein are unaudited and do not contain all information required by generally accepted accounting principles (“GAAP”) to be included in a full set of financial statements.  In the opinion of management, all material adjustments necessary to present fairly the results of operations have been included.  All such adjustments are of a normal, recurring nature.  The results of operations for any interim period are not necessarily indicative of the results of operations for the entire year.  These unaudited consolidated financial statements should be read in conjunction with our audited consolidated financial statements for the year ended June 30, 2009.

Use of Estimates.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Estimates of proved reserves are key components of our depletion rate for our proved oil and natural gas properties and the full cost ceiling test limitation.  Accordingly, our accounting estimates require exercise of judgment.  While we believe that the estimates and assumptions used in preparation of the consolidated financial statements are appropriate, actual results could differ from those estimates.

Cash and Cash Equivalents.  We consider all highly liquid investments, with maturities of 90 days or less when purchased, to be cash and cash equivalents.

Restricted Cash.  At September 30, 2009, we had $526,000 in restricted cash in connection with supplemental bonding requirements of the U.S. Minerals Management Services.

Note 2 – Recent Accounting Pronouncements

We disclose the existence and effect of accounting standards issued but not yet adopted by us with respect to accounting standards that may have an impact on us when adopted in the future.

Fair Value Measurements.  In October 2008, the FASB issued a staff position that clarified the application of the fair value guidance in an inactive market. It demonstrated how the fair value of a financial asset is determined when the market for that financial asset is inactive. The staff position was effective upon issuance, including prior periods for which financial statements had not been issued. The implementation of this standard did not have a material impact on our consolidated financial position and results of operations.

In April 2009, the FASB issued a staff position providing additional guidance on factors to consider in estimating fair value when there has been a significant decrease in market activity for a financial asset. The guidance was effective for interim and annual periods ending after June 15, 2009. The implementation of this standard did not have a material impact on our consolidated financial position and results of operations.

 In September 2009, the FASB issued additional guidance on measuring the fair value of liabilities effective for the first reporting period (including interim periods) beginning after issuance. Implementation will not have a material impact on our consolidated financial position and results of operations.

In September 2009, the FASB issued additional guidance on measuring fair value of certain alternative investments effective for the first reporting period (including interim periods) ending after December 15, 2009. Implementation will not have a material impact on our consolidated financial position and results of operations.

Business Combinations.  In December 2007, the FASB issued new guidance on business combinations. The new standard provides revised guidance on how acquirers recognize and measure the consideration transferred, identifiable assets acquired, liabilities assumed, noncontrolling interests, and goodwill acquired in a business combination. The new standard also expands required disclosures surrounding the nature and financial effects of business combinations. The standard is effective, on a prospective basis, for fiscal years beginning after December 15, 2008. Upon adoption, this standard did not have a material impact on our consolidated financial position and results of operations. However, if the Company enters into any business combinations after the adoption of the new guidance on business combinations, a transaction may significantly impact the Company’s consolidated financial position and results of operations as compared to the Company’s recent acquisitions, accounted for under prior GAAP requirements, due to the changes described above.

In April 2009, the FASB issued a staff position amending and clarifying the new business combination standard to address application issues associated with initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. The staff position is effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The implementation of this standard did not have a material impact on our consolidated financial position and results of operations.

Derivative Instruments and Hedging Activities.  In March 2008, the FASB issued new guidance on disclosures about derivative instruments and hedging activities. The new guidance expands existing quarterly disclosure requirements about an entity’s derivative instruments and hedging activities. The new guidance is effective for fiscal years beginning after November 15, 2008. All derivatives are recorded on the balance sheet as assets or liabilities and measured at fair value. For derivatives designated as hedges of the fair value of assets or liabilities, the changes in fair values of both the derivatives and the hedged items are recorded in current earnings. For derivatives designated as cash flow hedges, the effective portion of the changes in fair value of the derivatives are recorded in Accumulated Other Comprehensive Income (Loss) and subsequently recognized in earnings when the hedged items impact earnings. Cash flows of such derivative financial instruments are classified consistent with the underlying hedged item. The implementation of this standard did not have a material impact on our consolidated financial position and results of operations. See Note 9 for additional derivative and hedging information and disclosures.

Determining Whether an Other-Than-Temporary Impairment Exists for Debt Securities.   In April 2009, the FASB issued a staff position which changes the method for determining whether an other-than-temporary impairment exists for debt securities and the amount of the impairment to be recorded in earnings. The guidance is effective for interim and annual periods ending after June 15, 2009. The implementation of this standard did not have a material impact on our consolidated financial position and results of operations.

Fair Value Disclosures in Both Interim and Annual Financial Statements.   In April 2009, the FASB issued a staff position requiring fair value disclosures in both interim as well as annual financial statements in order to provide more timely information about the effects of current market conditions on financial instruments. The guidance is effective for interim and annual periods ending after June 15, 2009. The implementation of this standard did not have a material impact on our consolidated financial position and results of operations.

Subsequent Events.  In May 2009, the FASB issued new guidance on subsequent events. The standard provides guidance on management’s assessment of subsequent events and incorporates this guidance into accounting literature. The standard is effective prospectively for interim and annual periods ending after June 15, 2009. The implementation of this standard did not have a material impact on our consolidated financial position and results of operations. The Company has evaluated subsequent events through December 1, 2009, the date of issuance of our consolidated financial position and results of operations.

Variable Interest Entities.  In June 2009, the FASB issued an amendment to the accounting and disclosure requirements for the consolidation of variable interest entities. The guidance affects the overall consolidation analysis and requires enhanced disclosures on involvement with variable interest entities. The guidance is effective for fiscal years beginning after November 15, 2009.  The implementation of this standard did not have a material impact on our consolidated financial position and results of operations.

            Accounting Standards Codification.  In June 2009, the FASB Accounting Standards Codification (“Codification”) was issued. The Codification is the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. The Codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The implementation of this standard did not have a material impact on our consolidated financial position and results of operations.

Proposed Updates to Oil and Gas Accounting Rules.  In September 2009, the FASB issued its proposed updates to oil and gas accounting rules to align the oil and gas reserve estimation and disclosure requirements of Extractive Industries—Oil and Gas (Topic 932) with the requirements in the Securities and Exchange Commission’s final rule, Modernization of the Oil and Gas Reporting Requirements, which was issued on December 31, 2008 and is effective for the year ended December 31, 2009. The public comment period for the FASB’s proposed updates ended October 15, 2009; however, no final guidance has been issued by the FASB.  We are evaluating the potential impact of any updates to the oil and gas accounting rules and will comply with any new accounting and disclosure requirements once they become effective.

Note 3 – Impairment of Oil and Gas Properties

  Oil and Gas Properties.  We use the full cost method of accounting for exploration and development activities as defined by the Securities and Exchange Commission, (“SEC”). Under this method of accounting, the costs of unsuccessful, as well as successful, exploration and development activities are capitalized as properties and equipment. This includes any internal costs that are directly related to property acquisition, exploration and development activities but does not include any costs related to production, general corporate overhead or similar activities. Gain or loss on the sale or other disposition of oil and gas properties is not recognized, unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves.

 Oil and natural gas properties include costs that are excluded from costs being depleted or amortized. Oil and natural gas property costs excluded represent investments in unevaluated properties and include non-producing leasehold, geological and geophysical costs associated with leasehold or drilling interests and exploration drilling costs. We exclude these costs until the property has been evaluated.  We also allocate a portion of our acquisition costs to unevaluated properties based on relative value.  Costs are transferred to the full cost pool as the properties are evaluated or over the life of the reservoir.

We evaluate the impairment of our evaluated oil and gas properties through the use of a ceiling test as prescribed by SEC Regulation S-X Rule 4-10. Future production volumes from oil and gas properties are a significant factor in determining the full cost ceiling limitation of capital costs. There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves. Oil and gas reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be precisely measured. Such cost estimates related to future development costs of proved oil and gas reserves could be subject to significant revisions due to changes in regulatory requirements, technological advances and other factors which are difficult to predict.

  Ceiling Test. Under the full cost method of accounting, we are required to perform each quarter, a “ceiling test” that determines a limit on the book value of our oil and gas properties.  If the net capitalized cost of proved oil and gas properties, net of related deferred income taxes, plus the cost of unproved oil and gas properties, exceeds the present value of estimated future net cash flows discounted at 10 percent, net of related tax effects, plus the cost of unproved oil and gas properties, the excess is charged to expense and reflected as additional accumulated DD&A.  Future net cash flows are based on period-end commodity prices and exclude future cash outflows related to estimated abandonment costs.  As of the reported balance sheet date, capitalized costs of an oil and gas producing company may not exceed the full cost limitation calculated under the above described rule based on current spot market prices for oil and natural gas. However, if prior to the balance sheet date, the company enters into certain hedging arrangements for a portion of its future natural gas and oil production, thereby enabling the company to receive future cash flows that are higher than the estimated future cash flows indicated by use of the spot market price as of the reported balance sheet date, these higher hedged prices are used if they qualify as cash flow hedges under the authoritative guidance that applies to derivative instruments and hedging activities.

Because of the significant decline in crude oil and natural gas prices, coupled with the impact of Hurricanes Gustav and Ike, we recognized a non-cash write-down of the net book value of our oil and gas properties of $117.9 million and $459.1 million in the third and second quarters of fiscal 2009, respectively.   The write-downs were reduced by $179.9 million and $203.0 million pre-tax as a result of our hedging program in the third and second quarters of fiscal 2009, respectively.  No write-down was required for the first quarter of fiscal 2010.

Note 4 – Oil and Gas Properties

Oil and gas properties consist of the following (in thousands):

	September 30, 2009	June 30, 2009
Oil and gas properties
Proved properties	$2,282,027	$2,227,462
Less: Accumulated depreciation, depletion, amortization and impairment	1,297,053	1,262,355
Proved properties—net	984,974	965,107
Unproved properties	55,214	137,489
Oil and gas properties—net	$1,040,188	$1,102,596

Property acquisition costs incurred for the three months ended September 30, 2009 consist of the following (in thousands):

Oil and Gas Activities
Development	$30,585
Exploration	6,219
Capital Expenditures	36,804
Asset retirement obligations	(9,835)
Total costs incurred	26,969
Less non-cash additions to property and equipment
Accrued payables	16,704
Other	370
Cash costs incurred	$9,895

Note 5 – Long-term Debt

Long-term debt consists of the following (in thousands):

	September 30, 2009	June 30, 2009

First lien revolver	$231,780	$234,531
High yield facility	750,000	750,000
Put premium financing	1,940	3,851
Total debt	983,720	988,382
Less current maturities	1,940	3,851
Total long-term debt	$981,780	$984,531

Maturities of long-term debt as of September 30, 2009 are as follows (in thousands):

Twelve Months Ending September 30,

2010	$1,940
2011	231,780
2013	750,000
Total	$983,720

First Lien Revolver

Our first lien revolver was amended and restated on June 8, 2007. This facility was entered into by our Parent. This facility has a face value of $700 million and matures on June 8, 2011. The credit facility bears interest based on the borrowing base usage, at the applicable London Interbank Offered Rate, plus applicable margins ranging from 1.50 percent to 2.25 percent or an alternate base rate, based on the federal funds effective rate plus applicable margins ranging from 0.50 percent to 1.25 percent. However, if an additional equity contribution in an amount of at least $50 million is made by our Parent to us, all of the margins above will be subject to a 0.25 percent reduction. This equity investment was made in June 2008.  The credit facility is secured by mortgages on at least 85 percent of the value of our proved reserves. Our initial borrowing base under the facility was $425 million.

On November 19, 2007, the credit facility was further amended.  The amendment, among other things, increased the borrowing base to $450 million and modified the commodity hedge limitations and minimum liquidity during certain periods.  We incurred $0.7 million to amend the first lien revolver including $0.5 million associated with syndicating the credit facility.

On December 9, 2008, the credit facility was again amended.  The amendment, among other things, reduced the borrowing base to $400 million.  The amendment provides protection to other lenders should any bank in the syndicate fail to fund their share of the revolver and other provisions which effectively reduce the available borrowing base to $380 million and carves out certain derivative contracts from the hedge limits contained in the revolver.

On April 6, 2009 the credit facility was again amended.  The amendment, among other things, reduced the borrowing base to $240 million, amended the financial covenants related to the total leverage ratio to 4.5 to 1.0 commencing with the quarter ended June 30, 2009 and added a secured debt ratio not to exceed 2.5 to 1.0 beginning with the quarter ended June 30, 2009.  The amendment also modified the interest rates payable under the facility and pledged the bonds held by our Parent as security.

Our first lien revolving credit facility requires us to maintain certain financial covenants. Specifically, we may not permit our total leverage ratio to be more than 4.5 to 1.0 with certain reductions in this ratio over time (which was amended on April 6, 2009), our interest rate coverage ratio to be less than 3.0 to 1.0, a secured debt ratio to be more than 2.5 to 1.0, or our current ratio (in each case as defined in our first lien revolving credit facility) to be less than 1.0 to 1.0, in each case, as of the end of each fiscal quarter. In addition, we are subject to various covenants including those limiting dividends and other payments, making certain investments, margin, consolidating, modifying certain agreements, transactions with affiliates, the incurrence of debt, changes in control, asset sales, liens on properties, sale leaseback transactions, entering into certain leases, the allowance of gas imbalances, take or pay or other prepayments, entering into certain hedging agreements, as well as a covenant to maintain John D. Schiller, Jr., Steven A. Weyel and David West Griffin in their current executive positions, subject to certain exceptions in the event of death or disability to one of these individuals.

The first lien revolving credit facility also contains customary events of default, including, but not limited to non-payment of principal when due, non-payment of interest or fees and other amounts after a grace period, failure of any representation or warranty to be true in all material respects when made or deemed made, defaults under other debt instruments (including the indenture governing the notes), commencement of a bankruptcy or similar proceeding by or on behalf of us or a guarantor, judgments against us or a guarantor, the institution by us to terminate a pension plan or other ERISA events, any change in control, loss of liens, failure to meet financial ratios, and violations of other covenants subject, in certain cases, to a grace period.  As of September 30, 2009, we are in compliance with all covenants.

High Yield Facility

On June 8, 2007, we completed a $750 million private offering of 10 percent Senior Notes due 2013 (“Old Notes”).  As part of the private offering we agreed to use our best efforts to complete an exchange offer, which we completed on October 16, 2007.  In the exchange offer, the Old Notes were exchanged for $750 million of 10 percent Senior Notes due 2013 that have been registered under the Securities Act of 1933 (“New Notes”), with terms substantially the same as the Old Notes.  All of the issued and outstanding Old Notes were exchanged for New Notes.  We did not receive any cash proceeds from the exchange offer.

The notes are guaranteed by our Parent and each of our existing and future material domestic subsidiaries. We have the right to redeem the new notes under various circumstances and are required to make an offer to repurchase the new notes upon a change of control and from the net proceeds of asset sales under specified circumstances.

As of September 30, 2009, our Parent has purchased a total of $126.0 million total face amount of the New Notes at an average cost of 72.13, or $90.9 million, plus accrued interest of an incremental $3.3 million for a total cost of $94.2 million.  The New Notes were paid from utilizing a portion of the total warrant proceeds from the warrant tender offer.  The purchased New Notes remain outstanding and accrue interest at 10 percent.  The $35.1 million pre-tax gain on the New Notes repurchased is deferred and is amortized over the remaining life of the New Notes as the New Notes have not been retired.

We believe that the fair value of our high yield facility as of September 30, 2009 was $603 million.

On September 4, 2009, we announced a tender offer to exchange our 10 percent Senior Notes due 2013 for Secured 16 percent Notes due June 2014 at an exchange price of .80 for those tendering in the first 10 days and .75 for those tendering subsequent to that date.  Concurrent with the tender, we announced that we would complete a private placement of Secured 16 percent Notes due June 2014 and including the issuance of 220,412 shares of restricted common stock for each $1 million of the $60 million in private placement secured 16 percent Notes purchased.  We have signed agreements for the private placement that are based upon the bond exchange closing.  Should the transaction close under the terms outlined, we will issue $278 million of Secured 16 percent Notes due June 2014 in exchange for $347.5 million of Senior 10  percent Notes due June 2013, thereby reducing the principal amount of debt by $69.5 million prior to expenses and extending the maturity an additional year.  In addition, we would raise $60 million from the private placement and issue an additional $60 million of Secured 16 percent Notes due June 2014 and issue a total of 13.2 million additional shares of restricted common stock.

In lieu of completion of the transaction as a public exchange of securities, we elected to structure the transaction as a private exchange of securities with registration rights.  The transaction is currently expected to close in November 2009.

Put Premium Financing

We finance puts that we purchase with our hedge providers. Substantially all of our hedges are done with members of our bank groups. Put financing is accounted for as debt and this indebtedness is pari pasu with borrowings under the first lien revolving credit facility. The hedge financing is structured to mature when the put settles so that we realize the value net of hedge financing. As of September 30, 2009 and June 30, 2009, our outstanding hedge financing totaled $1.9 million and $3.9 million, respectively.

Interest Expense

Interest expense for the three months ended September 30, 2009 was $24.1 million, which includes $1.1 million amortization of debt issuance costs, interest expense of $22.4 million associated with the high yield facility and the first lien revolver and $0.6 million associated with the put premium financing and other.

Interest expense for the three months ended September 30, 2008 was $23.3 million, which includes $1.0 million of amortization of debt issuance costs, interest expense of $21.9 million associated with the high yield facility and the first lien revolver and $0.4 million associated with the put premium financing and other.

Note 6 – Note Payable

On July 22, 2009, we entered into a note to finance a portion of our insurance premiums.  The note is for a total face amount of $19.5 million and bears interest at an annual rate of 3.2 percent.  The note amortizes over nine months.

Note 7 – Asset Retirement Obligations

The following table describes the changes to our asset retirement obligations (in thousands):

Balance at June 30, 2009	$144,199
Liabilities incurred	372
Liabilities settled	(16,214)
Accretion expense	5,146
Total balance at September 30, 2009	133,503
Less current portion	66,700
Long-term balance at September 30, 2009	$66,803

Note 8 – Derivative Financial Instruments

We enter into hedging transactions with members of our bank groups to reduce exposure to fluctuations in the price of crude oil and natural gas.  We use financially settled crude oil and natural gas puts, swaps, zero-cost collars and three-way collars. Any gains or losses resulting from the change in fair value from hedging transactions that are determined to be ineffective are recorded as a component of operating income, whereas gains and losses from the settlement of hedging contracts are recorded in crude oil and natural gas revenue.

With a financially settled purchased put, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the hedged price of the transaction.  With a swap, the counterparty is required to make a payment to us if the settlement price for a settlement period is below the hedged price for the transaction, and we are required to make a payment to the counterparty if the settlement price for any settlement period is above the hedged price for the transaction.  With a zero-cost collar, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the floor price of the collar, and we are required to make a payment to the counterparty if the settlement price for any settlement period is above the cap price for the collar.  A three-way collar is a combination of options, a sold call, a purchased put and a sold put. The sold call establishes a maximum price we will receive for the volumes under contract. The purchased put establishes a minimum price unless the market price falls below the sold put, at which point the minimum price would be the reference price (i.e., NYMEX) plus the difference between the purchased put and the sold put strike price.

The energy markets have historically been very volatile, and there can be no assurances that crude oil and natural gas prices will not be subject to wide fluctuations in the future.  While the use of hedging arrangements limits the downside risk of adverse price movements, it also limits future gains from favorable movements.

Cash settlements, net of the amortization of purchased put premiums on effective cash flow hedges for the three months ended September 30, 2009 resulted in an increase in crude oil and natural gas sales in the amount of $17.0 million. For the three months ended September 30, 2009, we recognized a loss of approximately $0.2 million related to the net price ineffectiveness of our hedged crude oil and natural gas contracts and a realized gain of approximately $6.1 million and an unrealized gain of approximately $0.3 million, respectively, on derivative financial transactions that did not qualify for hedge accounting.

Cash settlements, net of the amortization of purchased put premiums on effective cash flow hedges for the three months ended September 30, 2008 resulted in a decrease in crude oil and natural gas sales in the amount of $43.9 million. For the three months ended September 30, 2008, we recognized a gain of approximately $0.5 million related to the net price ineffectiveness of our hedged crude oil and natural gas contracts and a realized gain of approximately $0.6 million and an unrealized gain of approximately $0.7 million, respectively, on derivative financial transactions that did not qualify for hedge accounting.

As of September 30, 2009, we had the following contracts outstanding (Asset and Fair Value Gain (Loss) in thousands):

	Crude Oil				Natural Gas
	Volume (MBbls)	Contract Price (1)	Total		Volume (MMMBtus)	Contract Price (1)	Total		Total
Period			Asset (Liability)	Fair Value Gain (Loss)			Asset (Liability)	Fair Value Gain (Loss)	Asset (Liability)	Fair Value Gain (Loss) (2)

Put Spreads
10/09 – 09/10	308	$81.70/105.61	$6,363	$3,359	2,460	$6.31/8.47	$5,139	$2,230	$11,502	$5,589

Swaps
10/09 – 09/10	1,378	62.79	(13,020)	(8,907)	4,850	6.24	(1.848)	198	(14,868)	(8,709)
10/10 – 9/11	498	68.44	(2,727)	(1,908)	3,736	6.80	(1,340)	(590)	(4,067)	(2,498)
10/11 – 9/12	64	72.22	(252)	(152)	1,104	7.05	(197)	(128)	(449)	(280)
			(15,999)	(10,967)			(3,385)	(520)	(19,384)	(11,487)

Collars
10/09 – 09/10	381	77.61/106.70	3,943	1,847					3,943	1,847
10/10 – 9/11	95	77.30/106.15	820	364					820	364
			4,763	2,211					4,763	2,211

Three-Way Collars
10/09 – 09/10	235	52.19/67.17/82.00	(319)	(250)	7,170	6.00/8.21/10.18	11,124	7,005	10,805	6,755
10/10 – 9/11	44	50.95/65.95/82.02	(240)	(156)	4,810	5.72/7.81/10.38	3,432	2,229	3,192	2,073
10/11 – 9/12					920	5.50/7.50/10.55	323	210	323	210
			(559)	(406)			14,879	9,444	14,320	9,038

Total Gain (Loss) on Derivatives			$(5,432)	$(5,803)			$16,633	$11,154	$11,201	$5,351

(1) The contract price is weighted-averaged by contract volume.
(2) The gain (loss) on derivative contracts is net of applicable income taxes.

The following table quantifies the fair values, on a gross basis, of all our derivative contracts and identifies its balance sheet location as of September 30, 2009 (In thousands):

	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments under Statement 133

Commodity Contracts	Derivative financial instruments		Derivative financial instruments
	Current	$26,895	Current	$19,924
	Non-current	5,348	Non-current	4,509
		32,243		24,433
Interest Rate Contracts			Derivative financial instruments
			Current	2,859
Total derivatives designated as hedging instruments under Statement 133
		32,243		27,292
Derivatives not designated as hedging instruments under Statement 133

Commodity Contracts	Derivative financial instruments		Derivative financial instruments
	Current	6,098	Current	3,582
	Non-current	549	Non-current	1,563
		6,647		5,145
Total derivatives		$38,890		$32,437

The following table quantifies the fair values, on a gross basis, the effect of derivatives on our financial performance and cash flows for the quarter ended September 30, 2009 (in thousands):

		Location of (Gain) Loss Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of (Gain) Loss Reclassified from OCI into Income (Effective Portion)	Location of (Gain) Loss Recognized in Income on Derivative (Ineffective Portion)	Amount of (Gain) Loss Reclassified from OCI into Income (Effective Portion)
Derivatives in Statement 133 Cash Flow Hedging Relationships	Amount of (Gain) Loss Recognized in Income on Derivative (Effective Portion)

Commodity Contracts	$12,575	Revenue	$(17,023)	Gain / (Loss) on derivative financial instruments	$174

Interest Rate Contracts	(400)	Interest expense	(937)	Gain / (Loss) on derivative financial instruments	-

Total	$12,175		$(17,960)		$174

Derivatives Not Designated as Hedging Instruments under Statement 133		Amount of (Gain) Loss Recognized in Income on Derivate
	Location of (Gain) Loss Recognized in Income on Derivative

		Qtr

Commodity Contracts	(Gain) loss on derivative financial instruments	$(6,453)

We have reviewed the financial strength of our hedge counterparties and believe the credit risk to be minimal.  At September 30, 2009, we had no deposits for collateral with our counterparties.

On June 26, 2006, we entered into an interest rate costless collar to mitigate the risk of loss due to changes in interest rates.  The dollar amount hedged was $75 million with the interest rate collar being 5.45 percent to 5.75 percent.  At September 30, 2009, we had deferred $2.9 million, net of tax benefit, in losses in OCI related to this instrument.

The following table reconciles the changes in accumulated other comprehensive income (loss) (in thousands):

Accumulated other comprehensive income – June 30, 2009	$38,497
Hedging activities:
Commodity
Change in fair value (loss)	(38,797)
Reclassified to income	26,222
Interest rate
Change in fair value (loss)	(1,459)
Reclassified to income	1,858
Accumulated other comprehensive income – September 30, 2009	$26,321

The amounts expected to be reclassified to income in the next twelve months are $21.2 million income on our commodity hedges and a $2.9 million loss on our interest rate hedge.

Note 9 – Income Taxes

We are a U.S. Delaware company and a member of a consolidated group of corporations for U.S. federal income tax purposes with respect to which Energy XXI USA, Inc., (the “U.S. Parent”) is the parent entity.  Energy XXI (Bermuda) Limited (the indirect “Foreign Parent”) indirectly owns 100% of U.S. Parent.  Authoritative guidance provides that the income tax amounts presented in the separate financial statements of a subsidiary entity that is a member of a consolidated group should be based upon a reasonable allocation of the income tax amounts of the consolidated group. Accordingly, the income tax amounts presented herein have been computed by applying authoritative guidance that applies to Energy XXI and its subsidiaries as if it were a separate consolidated group.

We operate through our various subsidiaries in the United States; accordingly, income taxes have been provided based upon the tax laws and rates of the United States as they apply to our current ownership structure.

During the year ended June 30, 2009, we incurred a significant impairment loss of our oil and gas properties due to the steep decline in global energy prices over that same time period.  As a result, we are in a position of cumulative reporting losses for the current and preceding reporting periods.  The volatility of energy prices and uncertainty of when energy prices may rebound is problematic and not readily determinable by our management.  At this date, this general fact pattern does not allow us to project sufficient sources of future taxable income to offset our tax loss carryforwards and net deferred tax assets. Under these current circumstances, it is management’s opinion that the realization of these tax attributes beyond the reversal of existing taxable temporary differences does not reach the “more likely than not” criteria under authoritative guidance that applies to income taxes.  As a result, we have established a valuation allowance of $136.0 million, at June 30, 2009, against our net deferred tax assets and the change in the valuation allowance during that year was the same amount.

In establishing the valuation allowance against our net deferred tax assets at June 30, 2009, we relied upon the future reversal of taxable temporary differences associated with deferred income reported in Other Comprehensive Income (“OCI”) as a source of future taxable income as required by GAAP. This had the practical effect of reducing the amount of the valuation allowance needed against our net deferred tax assets.  For the three months ended September 30, 2009, we experienced a decrease in OCI of $18,971,000. This reduction in the deferred income associated with OCI has caused us to increase the valuation allowance during the quarter by $6,640,000 due to the realization concerns related to our deferred tax assets (primarily the federal net operating loss carryforward).

Our effective tax rate for the three months ended September 30, 2009 and 2008 was approximately (98.8)% and 38.3%, respectively. As discussed above, the significant variance is primarily due to the increase in the valuation allowance against the net deferred tax.

Note 10 — Commitments and Contingencies

Litigation.  We are involved in various legal proceedings and claims, which arise in the ordinary course of our business. We do not believe the ultimate resolution of any such actions will have a material effect on our financial position or results of operations.

Letters of Credit and Performance Bonds. We had $1.1 million in letters of credit and $13.5 million of performance bonds outstanding as of September 30, 2009.

Drilling Rig Commitment. As of September 30, 2009, we have drilling rig commitments for approximately $2.6 million.

Note 11 — Fair Value of Financial Instruments

            On July 1, 2008, we adopted the authoritative guidance that applies to all financial and non-financial assets and liabilities required to be measured and reported at fair value, and also requires that a company’s own credit risk be considered in determining the fair value of those instruments. The adoption of this authoritative guidance resulted in a $10 million pre-tax increase in other comprehensive income and a $10 million reduction of our liabilities to reflect the consideration of our credit risk on our liabilities that are recorded at fair value.

We use various methods to determine the fair values of our financial instruments and other derivatives which depend on a number of factors, including the availability of observable market data over the contractual term of the underlying instrument. For our natural gas and oil derivatives, the fair value is calculated based on directly observable market data or data available for similar instruments in similar markets. For our interest rate derivatives, the fair value may be calculated based on these inputs as well as third-party estimates of these instruments. We separate our financial instruments and other derivatives into two levels (Levels 2 and 3) based on our assessment of the availability of observable market data and the significance of non-observable data used to determine the fair value of our instruments. Our assessment of an instrument can change over time based on the maturity or liquidity of the instrument, which could result in a change in the classification of the instruments between levels. Each of these levels and our corresponding instruments classified by level are further described below:

•
Level 2 instruments’ fair values are based on pricing data representative of quoted prices for similar assets and liabilities in active markets (or identical assets and liabilities in less active markets). Included in this level are our natural gas and oil derivatives whose fair values are based on commodity pricing data obtained from independent pricing sources.

•
Level 3 instruments’ fair values are based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources (i.e., supported by little or no market activity). Our valuation models are industry-standard and consider various inputs including third party broker-quoted forward amounts and time value of money.

            Listed below are our financial instruments classified in each level and a description of the significant inputs utilized to determine their fair value at September 30, 2009 (in thousands):

	Level 2	Level 3	Total
Assets:
Natural Gas and Oil Derivatives	$22,158		$22,158

Liabilities:
Natural Gas and Oil Derivatives	$12,846		$12,846
Interest Rate Collar		$2,859	2,859
Total Liabilities	$12,846	$2,859	$15,705

The following table sets forth a reconciliation of changes in the fair value of derivatives classified as Level 3 (in thousands):

Interest Rate Collar
Balance at July 1, 2009	$3,474
Total loss included in other comprehensive income	322
Settlements	(937)
Balance at September 30, 2009	$2,859

We include fair value information in the notes to the consolidated financial statements when the fair value of our financial instruments is different from the book value. We believe that the carrying value of our cash and cash equivalents, receivables, accounts payable, accrued liabilities and short-term and long-term debt, other than our high yield facility, materially approximates fair value due to the short-term nature and the terms of these instruments.

Note 12 — Prepaid Expenses and Other Current Assets and Accrued Liabilities

Prepaid expenses and other current assets and accrued liabilities consist of the following (in thousands):

	September 30, 2009	June 30, 2009

Prepaid expenses and other current assets
Advances to joint interest partners	$10,834	$7,858
Insurance	18,120	84
Inventory	5,526	5,526
Other	155	155
Total prepaid expenses and other current assets	$34,635	$13,623

Accrued liabilities
Advances from joint interest partners	$7,848	$338
Interest	23,916	5,380
Accrued hedge revenue	8,237	8,179
Undistributed oil and gas proceeds	6,776	11,744
Other	589	461
Total accrued liabilities	$47,366	$26,102

Note 13 – Supplemental Cash Flow Information

The following represents our supplemental cash flow information (in thousands):

	Three Months Ended September 30,
	2009	2008

Cash paid for interest	$4,311	$3,019

    The following represents our non-cash investing and financing activities (in thousands):

	Three Months Ended September 30,
	2009	2008

Additions to property and equipment by recognizing accrued payables	$16,704	$65,662
Reduction of property and equipment by recognizing insurance receivable	54,680	—
Financing of insurance premiums	13,045	12,566
Put premiums acquired through financing	—	2,598
Additions to property and equipment by recognizing asset retirement obligations	372	2,495